Exhibit 10.1

AMENDMENT NO. 11 AGREEMENT

This Amendment No. 11 Agreement (this “Amendment”) is dated as of January 9, 2019 by and between Dominion Capital LLC (the “Holder”) and DPW Holdings, Inc., a Delaware corporation (the “Company”).

Recitals

A.	The Company has executed various documents concerning credit extended by the Holder, including, without limitation, the Securities Purchase Agreement dated as of May 15, 2018 (the “May Agreement”), and, more specifically, the Senior Secured Convertible Promissory Note dated May 15, 2018 and originally due November 15, 2018 (the “May Note”), the Senior Secured Convertible Promissory Note dated July 2, 2018 and due January 1, 2019 (the “July Note”) acquired pursuant to a Securities Purchase Agreement dated as of July 2, 2018 (the “July Agreement”) and the Senior Secured Convertible Promissory Note dated September 2, 2018 (the “September Note,” and together with the May Note and the July Note, the “Notes”) acquired pursuant to a Securities Purchase Agreement dated as of September 2, 2018 (the “September Agreement”), as such documents have been amended to date, and the Transaction Documents (as such term is defined in each of the May Agreement, the July Agreement and the September Agreement).

B.	The Holder and the Company desire to further amend the May Note as set forth herein.

NOW, THEREFORE, for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the May Note, the July Note and the September Note, as applicable, and the other Transaction Documents.

2.	Amendments.

a.	The May Note is hereby amended as follows: By replacing Section 2(f), which currently provides (as modified by Amendment No. 9 Agreement):

f)       Amortization. Commencing on January 2, 2019 and continuing every month thereafter on the first Business Day of such month for a period of twelve (12) months (each, an “Amortization Payment Date”), the Company shall redeem the principal amount of $309,192.71 plus accrued but unpaid interest of $41,924.43 for eleven (11) payments and the principal amount of $1,011,426.83 plus accrued but unpaid interest of $41,924.43 for the twelve (12th) payment in accordance with the Amortization Payment Schedule set forth on Schedule 2(f) hereto (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash or Bitcoin in the amounts set forth on Schedule 2(f) hereto. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date will be due and payable on the Maturity Date in cash. The two Amortization Payments that were due and are currently in arrears from September 30, 2018 and October 31, 2018, each in the principal amount of $309,192.71 and interest of $41,924.43 (each, a “December Payment,” and collectively, the “December Payments”), shall be satisfied by the issuance of an aggregate of 1,097,241 shares of Common Stock per each December Payment due (collectively, the “December Shares”), as requested by the Holder, in its sole discretion, in whole or in part, provided, that there is an effective registration statement covering such December Shares. Should the Holder not have requested payment of the December Payments in the December Shares noted herein by December 14, 2018, the Company shall remit to the Holder USD via wire transfer in available funds of $877,792.86 or $965,572.15 in Bitcoin by December 17, 2018 in full satisfaction of the December Payments due in accordance with the terms of the May Note. The Amortization Payment due on January 2, 2019, in the principal amount of $309,192.71 and interest of $41,924.43 (the “January Payment”), shall be satisfied by the issuance of an aggregate of 877,793 shares of Common Stock (the “January Shares”), as requested by the Holder, in its sole discretion, in whole or in part, provided, that there is an effective registration statement covering such January Shares. Should the Holder not have requested payment of the January Payment in the January Shares noted herein by December 31, 2018, the Company shall remit to the Holder USD via wire transfer in available funds of $351,117.14 or $386,228.85 in Bitcoin by January 2, 2019 in full satisfaction of the January Payment due in accordance with the terms of the May Note. If the Holder requests payment of the December Payments and the January Payment to be made in December Shares and January Shares, respectively, upon the sale of the December Shares and January Shares the Holder’s daily sales shall be limited to not exceed fifteen percent (15%) of the total number of shares of the Company’s Common Stock traded on that day. Further, in the event that the sale of the December Shares and/or the January Shares does not each net to the Holder proceeds at least equal to 103% of the amount of the December Payment and the January Payment, respectively, upon request of the Holder, the Company shall pay the difference to the Holder in cash (the “True-Up Cash”). The Company shall pay the True-Up Cash to the Holder within ten (10) Trading Days after the Holder requests such payments and delivers to the Company a spreadsheet evidencing its trades.

And substituting in lieu thereof:

f)       Amortization. Commencing on January 2, 2019 and continuing every month thereafter on the first Business Day of such month for a period of twelve (12) months (each, an “Amortization Payment Date”), the Company shall redeem the principal amount of $309,192.71 plus accrued but unpaid interest of $41,924.43 for eleven (11) payments and the principal amount of $702,234.12 plus accrued but unpaid interest of $41,924.43 for the twelfth (12th) payment in accordance with the Amortization Payment Schedule set forth below (each, an “Amortization Payment”). Each Amortization Payment shall be made in cash or Bitcoin. Any outstanding unpaid principal and accrued interest on this Note as of the Maturity Date of December 31, 2019 will be due and payable on such Maturity Date in cash. The December 31, 2019 Amortization Payment is due and payable on December 31, 2019 and the Company agrees that no grace period shall be extended by the Holder.

The two Amortization Payments that were due and are currently in arrears from September 30, 2018 and October 31, 2018, each in the principal amount of $309,192.71 and interest of $41,924.43 (each, a “December Payment,” and collectively, the “December Payments”), shall be satisfied by the issuance of an aggregate of 1,097,241 shares of registered Common Stock per each December Payment due (collectively, the “December Shares”), as requested by the Holder, in its sole discretion, in whole or in part.

The Amortization Payment due on January 2, 2019 in the principal amount of $309,192.71 and interest of $41,924.43 (the “January Payment”) shall be satisfied by the issuance of an aggregate of 877,793 shares of registered Common Stock (the “January Shares”), as requested by the Holder, in its sole discretion, in whole or in part.

The Amortization Payments due on February 1, 2019 and on the first of each month thereafter through and including November 1, 2019, in the principal amount of $309,192.71 and interest of $41,924.43 (each, a “2019 Monthly Payment,” and collectively, the “2019 Monthly Payments”), shall each be satisfied by the issuance of Common Stock (the “2019 Monthly Shares”), as requested by the Holder, in its sole discretion at any time prior to the Amortization Payment Date noted above, in whole or in part, provided, that there is an effective registration statement and the Company has received NYSE American approval covering such 2019 Monthly Shares. The 2019 Monthly Shares for each 2019 Monthly Payment shall be issued at a price equal to the greater of (a) $0.12 per share or (b) 80% of the lowest daily VWAP in the three (3) days prior to the date of issuance of the 2019 Monthly Shares, but not to exceed $0.40 per share. The Company shall have the right to pay cash for an Amortization Payment within 72 hours by advising the Holder via email within two hours of receipt of any amortization conversion notice submitted prior to the due date of such Amortization Payment. The Company shall make such cash payment for the entire principal amount of $309,192.71 and interest of $41,924.43 within three (3) trading days and no grace period shall be extended for this payment.

Date Principal Amount Principal Payment Interest Payment 8/31/2018 $ 5,030,932.06 December Payments $ 618,385.42 $ 41,924.43 1/2/2019 $ 309,192.71 $ 41,924.43 2/1/2019 $ 309,192.71 $ 41,924.43 3/1/2019 $ 309,192.71 $ 41,924.43 4/1/2019 $ 309,192.71 $ 41,924.43 5/1/2019 $ 309,192.71 $ 41,924.43 6/3/2019 $ 309,192.71 $ 41,924.43 7/1/2019 $ 309,192.71 $ 41,924.43 8/1/2019 $ 309,192.71 $ 41,924.43 9/2/2019 $ 309,192.71 $ 41,924.43 10/1/2019 $ 309,192.71 $ 41,924.43 11/1/2019 $ 309,192.71 $ 41,924.43 12/2/2019 $ 309,192.71 $ 41,924.43 12/31/2019 $ 702,234.12 $ 41,924.43 Totals $ 5,030,932.06 $ 586,942.07

If the Holder requests payment of the December Payments, the January Payment and the 2019 Monthly Payments to be made in December Shares, January Shares and 2019 Monthly Shares, respectively, upon the sale of the December Shares, January Shares and 2019 Monthly Shares the Holder’s daily sales shall be limited to fifteen percent (15%) of the total number of shares of the Company’s Common Stock traded on that day.

Further, in the event that the sale of the December Shares and/or the January Shares does not each net payment to the Holder proceeds at least equal to 103% of the amount of the December Payment and the January Payment, respectively, upon request of the Holder, the Company shall pay the difference for each payment to the Holder in cash (the “True-Up Cash”). The Company shall pay the True-Up Cash for each payment to the Holder within ten (10) Trading Days after the Holder requests such payments and delivers to the Company a spreadsheet evidencing its trades.

b.	Any gross trading proceeds received by the Holder by February 25, 2019 from the sale of shares of Common Stock from the March 2019 through November 2019 Amortization Payments shall defer, until August 15, 2019, dollar for dollar, the payment due under the July Note and September Note by February 27, 2019 (inclusive of the grace period of seven trading days memorialized in the Amendment No. 9 Agreement) such payment due as memorialized in the Amendment No. 10 Agreement.

c.	Any gross trading proceeds, less any gross trading proceeds applied by the Holder in Section 2.b (above), received by the Holder after February 26, 2019 until May 22, 2019 from the sale of shares of Common Stock from the March 2019 through November 2019 Amortization Payments shall defer, until August 15, 2019, dollar for dollar, the payment due under the July Note and September Note by May 24, 2019 (inclusive of the grace period of seven trading days memorialized in the Amendment No. 9 Agreement) such payment due as memorialized in the Amendment No. 10 Agreement.

d.	On and after the date hereof, with respect to the Company’s debt obligations evidenced by certain junior notes that amount, in the aggregate, to approximately $3 million in indebtedness (the “Lenders’ Notes” or, in reference to the lenders as a class of holders of securities, the “Lenders,” each a “Lender”), the Holder agrees, provided the terms of the settlement of no less than 66.67% of the aggregate principal value of the Lenders’ Notes are no more favorable than the terms herein, to waive: (i) any actions with respect to the cross default provisions of the Notes if the Company settles such outstanding debt obligations with the Lenders no later than ten (10) trading days after the date hereof, (ii) the application of Sections 5 (i) and (j) of each of the Notes, and (iii) any adjustment to the interest rate and balance due on such Notes triggered by the proposed amendment to the Lenders’ Notes, provided there are no adjustments to the interest rate and balance due to the Lenders related to the default provision terms of their respective debt obligations. However, if the settlement of the Lenders’ outstanding debt obligations provides for the issuance of shares of the Company’s Common Stock, then such waiver is conditioned upon the Lenders’ agreement to limit the aggregate number of shares sold to nineteen and one half percent (19.5%), with no one Lender above seven and one half percent (7.5%), of the total number of shares of the Company’s Common Stock traded on that day. For the avoidance of doubt, the Holder does not waive any of its rights under the Notes except as otherwise set forth herein. Provided, further that nothing contained herein or in any other agreement, as amended and restated, including any amendment of any other Lenders’ Notes, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder, or the Lenders, in the event the Company shall settle with such Lenders, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder, any other holder of the securities, including the Lenders, are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other agreement, and the Company acknowledges that the Holder and the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any other agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled independently to protect and enforce its rights, including, without limitation, the rights arising out of this Amendment and the Transaction Documents.

e.	The Company agrees that any debt obligation incurred by the Company shall not have a maturity date prior to January 5, 2020 without the Holder’s prior written consent. So long as the Notes remain outstanding, the Company further agrees that it shall comply with any of its obligations to any creditors of the Company.

f.	The Holder covenants and agrees that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales (as such term is defined in the May Agreement) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Company’s Common Stock) during the period commencing with the execution of this Agreement and ending on the earlier of the Maturity Date of the Notes or the full repayment or conversion of the Notes; provided that this provision shall not prohibit any sales made where a corresponding Notice of Conversion is tendered to the Company and the shares of Common Stock received upon such conversion are used to close out such sale; provided, further that this provision shall not operate to restrict a Holder’s trading under any prior securities purchase agreement containing contractual rights that explicitly protects such trading in respect of the previously issued securities.

3.       Representations and Warranties. When the Company signs this Amendment, the Company represents and warrants to the Holder that: (a) this Amendment is within the Company’s powers, has been duly authorized, does not conflict with any of the Company’s organizational papers and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, and (b) that the person or persons executing this Amendment on behalf of the Company are duly appointed officers or other representatives of the Company with authority to execute and deliver this Amendment on behalf of the Company.

4.       Conditions. This Amendment will be effective when all of the following conditions shall have been satisfied, as determined by the Holder in its sole discretion and the Holder shall have accepted this Amendment (notice of which acceptance is hereby waived by the Company).

a.	The Holder has received evidence that the execution, delivery and performance by the Company of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

b.	This Amendment has been executed by the Company and the Holder.

c.	The Company has agreed to file a registration statement to register the 620,000 shares of Common Stock due to the Holder pursuant to the September Note by January 19, 2019.

d.	The Company has agreed, if required, to file a proxy statement for a special meeting at which stockholder approval for the transactions contemplated hereby shall be required by the rules of the NYSE American. If requested by the Holder, the Company shall file the preliminary proxy statement within thirty (30) days of such request by the Holder. In such event, the Company shall use its best efforts to have such preliminary proxy statement cleared by the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable.

5.       Effect of Amendment; References.

a.	Except as expressly amended hereby, all of the terms and conditions of the May Note, the July Note and the September Note shall remain unchanged and in full force and effect and the Company hereby reaffirms its obligations under the May Note, the July Note and the September Note, as amended by this Amendment, as applicable, without defense, right of set off or recoupment, claim or counterclaim of any kind or nature (and to the extent there exists any such defense, right of set off or recoupment, claim or counterclaim on the date hereof, the same is hereby forever released, discharged and waived by the Company). The Company hereby reaffirms as of the date hereof its representations and warranties under each of the Transaction Documents.

b.	This Amendment (i) is limited precisely as specified herein and does not constitute nor shall be deemed to constitute a modification, acceptance or waiver of any other provision of the May Note, the July Note and the September Note, (ii) is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction of any obligation or liability of the Company under the May Note, the July Note and the September Note, and (iii) shall not prejudice or be deemed to prejudice any rights or remedies the Holder may now have or may in the future have under or in connection with the May Note, the July Note and the September Note.

c.	All references in any Transaction Document to any other Transaction Document amended hereby shall be deemed to be a reference to such Transaction Document as amended by this Amendment, if and as applicable.

6.       Miscellaneous.

a.	This Amendment shall be governed by and construed in accordance with the laws of the state provided in the May Agreement.

b.	This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart thereof.

c.	The Company shall reimburse the Holder for its reasonable costs in entering into this Amendment in addition to any other reasonable costs incurred by the Holder and not paid by the Company by January 15, 2019.

d.	Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) by the Trading Day immediately following the date hereof, file a Current Report on Form 8-K, including the transaction documents as exhibits thereto, with the SEC. In addition, upon any amendment of this Agreement and upon notice made to the Company by the Holder, the Company shall (a) by 9:30 a.m. (New York City time) on the Trading Day immediately following the date of such amendment, issue a press release disclosing the material terms of the transactions contemplated thereby, and (b) by the Trading Day immediately following the date of such amendment, file a Current Report on Form 8-K, including the transaction documents as exhibits thereto, with the SEC.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized representatives on the date first written above.

DPW HOLDINGS, INC.

By:	Name: Milton C. Ault III
Title: Chief Executive Officer

DOMINION CAPITAL LLC

By:	Name: Mikhail Gurevich
Title: Managing Member, Dominion Capital Holdings LLC as Managing Member of Dominion Capital LLC